Exhibit 5

                                CREDIT AGREEMENT

      THIS CREDIT AGREEMENT (this "Agreement") dated as of July 19, 2000 by and between HEADHUNTER.NET, INC., a corporation organized under the laws of the State of Georgia (the "Borrower"), and OMNICOM FINANCE, INC., a corporation organized under the laws of the State of Delaware (the "Lender").

                             ARTICLE I - DEFINITIONS

      Section 1.01 Definitions. For the purposes of this Agreement:

      "Acceptable Equity Issuance" means a public offering by Borrower of the Borrower's securities registered on a registration statement filed with the Securities and Exchange Commission in which the gross cash proceeds to the Borrower are at least $30.0 million; provided, however, that any offering to the Borrower's employees, directors and consultants registered on Form S-8 or any business combination registered on Form S-4 shall not be deemed to be an Acceptable Equity Issuance.

      "Applicable Law" means all applicable provisions of constitutions, statutes, laws, rules, regulations and orders of all governmental bodies and all orders, rulings and decrees of all courts and arbitrators of any jurisdiction.

      "Applicable Rate" means the internal cost of capital for Omnicom Group, Inc. as in effect from time to time.

      "Business Day" means any day other than a Saturday, Sunday or other day on which banks in Atlanta and New York are authorized or required to close.

      "Effective Date" means the later of: (a) the date hereof or (b) the date on which all of the conditions precedent set forth in Section 3.01. shall have been satisfied or waived by the Lender.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

      "Event of Default" means any of the events specified in Section 8.01.

      "Governmental Approvals" means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all governmental bodies.

      "Loan Documents" means this Agreement, the Note, and any other document or instrument executed and delivered by the Borrower or the Lender in connection herewith or therewith.

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      "Material Adverse Effect" means (a) with respect to the Borrower, a materially adverse effect on (i) the business, properties, condition (financial or otherwise), results of operations or performance of the Borrower, or (ii) the ability of the Borrower to perform its obligations under any Loan Document to which it is a party and (b) with respect to the Lender, a materially adverse effect on (i) the business, properties, condition (financial or otherwise), results of operations or performance of the Lender or (ii) the ability of the Lender to perform its obligations under any Loan Document to which it is a party.

      "Net Proceeds" means, in respect of an Acceptable Equity Issuance, the aggregate amount of all cash received by the Borrower in respect of such Acceptable Equity Issuance net of investment banking fees, legal fees, accountants fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by the Borrower in connection with such Acceptable Equity Issuance.

      "Note" means a promissory note of the Borrower in favor of the Lender in substantially the form of Exhibit A.

      "Notice of Borrowing" means a notice in the form of Exhibit B to be delivered to the Lender pursuant to Section 2.01.(b) evidencing the Borrower's request for a Revolving Loan.

      "PBGC" means the Pension Benefit Guaranty Corporation and any successor agency.

      "Person" means an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

      "Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA.

      "Post-Default Rate" means a rate per annum equal to two percent (2.0%) plus the Applicable Rate as in effect from time to time.

      "Revolving Commitment" means the Lender's commitment to make Revolving Loans pursuant to Section 2.01. in an amount up to, but not exceeding $10,000,000.

      "Revolving Credit Termination Date" means the earlier to occur of (i) the first anniversary of the effective date of the merger (the "Merger") of Career Mosaic Inc. ("Career Mosaic") into Resume Acquisition Corporation ("Merger Sub") pursuant to an Agreement and Plan of Merger (as the same may be amended, the "Merger Agreement") dated April 15, 2000 among Omnicom Group Inc., Bernard Hodes Group Inc., Career Mosaic, Borrower, Merger Sub and ITC Holding Company, Inc. or
(ii) 10 Business Days after the closing of an Acceptable Equity Issuance.

      "Revolving Loan" has the meaning set forth in Section 2.01.

      "Termination Date" means the first anniversary of the effective date of the Merger under the Merger Agreement.

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References in this Agreement to "Sections", "Articles", and "Exhibits" are to
sections, articles, and exhibits herein and hereto unless otherwise indicated. references in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent permitted hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Eastern standard time.

                     ARTICLE II - REVOLVING CREDIT FACILITY

      Section 2.01. Revolving Loans.

      (a) Generally Subject to the terms and conditions of this Agreement, the Lender agrees to make loans ("Revolving Loans") to the Borrower from time to time during the period from the Effective Date through but excluding the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding not to exceed the Revolving Commitment. Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans hereunder.

      (b) Requesting Revolving Loans. The Borrower shall give the Lender notice pursuant to a Notice of Borrowing or telephonic notice of each borrowing of Revolving Loans. Each Notice of Borrowing shall be delivered to the Lender before 11:00 a.m. on the day one Business Day prior to proposed date of such borrowing (which date must be a Business Day). Any such telephonic notice shall include all information to be specified in a written Notice of Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Borrowing. Each Revolving Loan shall be in a minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof.

      (c) Disbursements of Revolving Loan Proceeds. Subject to the terms and conditions hereof, no later than 2:00 p.m. on the date specified in the Notice of Borrowing, the Lender will make available the proceeds of the requested Revolving Loan to the account of the Borrower specified by the Borrower in such Notice of Borrowing.

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      Section 2.02. Repayment of Revolving Loans . The Borrower shall repay the aggregate outstanding principal balance of all Revolving Loans, all accrued and unpaid interest thereon and all other amounts due and payable under the Loan Documents, in full on the Revolving Credit Termination Date. In the event of any breach by Lender of (1) the representations and warranties contained in Article V of this Agreement or (2) the covenants contained in Article VII of this Agreement, the obligation of Borrower to repay hereunder shall not be affected and Borrower shall have no right to withhold repayment of the aggregate outstanding principal balance of all Revolving Loans, all accrued and unpaid interest thereon and all other amounts due and payable under the Loan Documents upon any such breach.

      Section 2.03. Prepayments.

      (a) Voluntary. The Borrower may prepay any Revolving Loan (in whole or in part) at any time without premium or penalty. The Borrower shall give the Lender at least 1 Business Day (and by 11:00 am on such Business Day) prior written notice of the prepayment of any Revolving Loan. Upon receipt of such notice (which shall be irrevocable) the Borrower shall be obligated to make the prepayment on the date specified and in the amount of the Revolving Loan, together with all accrued and unpaid interest thereon, and all other amounts then due and payable under the Loan Documents in respect of such Revolving Loan. Such prepayments may only be made on a Business Day.

      (b) Mandatory. The Borrower shall apply Net Proceeds of an Approved Equity Issuance to repay in full the outstanding principal balance of all Revolving Loans, all accrued and unpaid interest thereon, and all other amounts then due and payable under the Loan Documents within 10 Business Days of receipt of such Net Proceeds. Such a prepayment shall be made on a Business Day upon at least 1 Business Day prior notice (by 11:00 am on such day).

      Section 2.04. Rates and Payment of Interest on Revolving Loans.

      (a) Rate Generally; Default Rate. The Borrower promises to pay to the Lender interest on the unpaid principal amount of each Revolving Loan for the period from and including the date of the making of such Revolving Loan to but excluding the date such Revolving Loan shall be paid in full, at a per annum rate equal to the Applicable Rate. Notwithstanding the foregoing, during the continuance of an Event of Default, the Borrower shall pay to the Lender interest at the Post-Default Rate on the outstanding principal amount of all Revolving Loans and on all other amounts payable by the Borrower hereunder.

      (b) Payment of Interest. Accrued interest on each Revolving Loan shall be payable quarterly on the 7th Business Day of March, June, September and December in each year. Interest payable at the Post-Default Rate shall be payable from time to time on demand by the Lender.

      Section 2.05. Payments. Unless otherwise set forth herein, all payments to the Lender shall be made by the Borrower in United States dollars in immediately available funds free and clear and without deduction for any set-off, counterclaim, levy, withholding or any other deduction of any kind not later than 2:00 p.m. on the due date thereof in accordance with written payment instructions provided by the Lender to the Borrower from time to time. Interest shall be computed on the basis of a year of 360 days and actual days elapsed.

      Section 2.06. Usury. In no event shall the amount of interest due or payable on the Revolving Loans exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or received by the Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lender not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law.

                       ARTICLE III - CONDITIONS PRECEDENT

      Section 3.01. Conditions Precedent to Initial Revolving Loan. The obligation of the Lender to make the initial Revolving Loan is subject to the condition precedent that the Lender shall have received all of the following to its satisfaction:

      (a) Counterparts of this Agreement executed by each of the parties hereto;

      (b) The Note executed and delivered by the Borrower;

      (c) A certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of the Borrower with respect to each of the officers of the Borrower authorized to execute and deliver the Notices of Borrowing; and

      (d) The Articles of Incorporation of the Borrower certified as of a recent date by the Secretary of State of the State of Georgia;

      (e) A Certificate of Existence with respect to the Borrower issued as of a recent date by the Secretary of State of the State of Georgia and certificates of qualification to transact business or other comparable certificates issued by each Secretary of State (and any state department of taxation, as applicable) of each state in which the Borrower is required to be so qualified;

      (f) Copies certified by the Secretary or Assistant Secretary of the Borrower of (i) the bylaws of the Borrower and (ii) all corporate action taken by the Borrower to authorize the execution, delivery and performance of the Loan Documents to which it is a party; and

      (g) Such other documents and instruments as the Lender may reasonably request.

      Section 3.02. Conditions Precedent to each Revolving Loan The obligation of the Lender to make any Revolving Loan is subject to the further condition precedent that as of the date of the Notice of Borrowing therfor and as of the date such Revolving Loan is to be borrowed (both immediately before and immediately after such borrowing):

      (a) each of the Borrower's representations and warranties in Section 4.01 shall be true and correct in all material respects as of such date; and

      (b) no Event of Default (or event which with the passage of time or giving of notice or both would constitute and Event of Default) shall be continuing or would occur as a result thereof.

             ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BORROWER

      Section 4.01. Representations and Warranties. The Borrower represents and warrants to the Lender as follows:

      (a) Organization; Power; Qualification. The Borrower is a corporation, duly organized, validly existing and in good standing under the jurisdiction of its incorporation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified would have a Material Adverse Effect on the Borrower.

      (b) Authorization of and Enforceability of Loan Documents. The Borrower has the right, authority and power, and, has taken all necessary corporate action to authorize it, to execute, deliver and perform the Loan Documents to which it is a party (and to borrow the Revolving Loans) in accordance with their respective terms. The Loan Documents to which the Borrower is a party have been duly authorized, executed and delivered by the duly authorized officers of the Borrower, and each is a legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein may be limited by equitable principles generally.

      (c) Compliance of Agreement, Note, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance of this Agreement, the Note and the other Loan Documents to which the Borrower is a party in accordance with their respective terms and the borrowings hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law relating to the Borrower, which if not obtained or violated would have a Material Adverse Effect on the Borrower; (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation or the bylaws of the Borrower, or any indenture, agreement or other instrument to which the Borrower is a party or by which it or any of its respective properties is bound; or (iii) result in the creation or imposition of any lien or security interest on any of the assets of the Borrower.

      (d) Litigation. There are no actions, suits or proceedings pending (nor, to the knowledge of the Borrower, threatened) against or in any other way relating adversely to or affecting the Borrower in any court or before any arbitrator of any kind or before or by any other Governmental Authority which if adversely determined, would have a Material Adverse Effect on the Borrower.

      (e) Compliance with Law; Governmental Approvals. The Borrower is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Law relating to the Borrower except for noncompliances which, and Governmental Approvals the failure to possess which, would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Borrower.

              ARTICLE V - REPRESENTATIONS AND WARRANTIES OF LENDER

      Section 5.01. Representations and Warranties. The Lender represents and warrants to the Borrower as follows:

      (a) Organization; Power; Qualification. The Lender is a corporation, duly organized, validly existing and in good standing under the jurisdiction of its incorporation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified would have a Material Adverse Effect on the Lender.

      (b) Authorization and Enforceability of Loan Documents. The Lender has the right and power has taken all necessary corporate action to authorize it, to execute, deliver and perform the Loan Documents to which it is a party in accordance with their respective terms. The Loan Documents to which the Lender is a party have been duly executed and delivered by the duly authorized officers of the Lender, and each is a legal, valid and binding obligation of the Lender enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein may be limited by equitable principles generally.

      (c) Compliance of Agreement, Loan Documents with Laws, Etc. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Lender is a party in accordance with their respective terms do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law relating to the Lender, which if not obtained or violated would have a Material Adverse Effect on the Lender; or (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation or the bylaws of the Lender, or any indenture, agreement or other instrument to which the Lender is a party or by which it or any of its respective properties is bound.

      (d) Litigation. There are no actions, suits or proceedings pending (nor, to the knowledge of the Lender, threatened) against or in any other way relating adversely to or affecting the Lender in any court or before any arbitrator of any kind or before or by any other Governmental Authority which if adversely determined, would have a Material Adverse Effect on the Lender.

      (e) Compliance with Law; Governmental Approvals. The Lender is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Law relating to the Lender except for noncompliances which, and Governmental Approvals the failure to possess which, would not, individually or in the aggregate, have a Material Adverse Effect on the Lender.

      (f) Funding Sources. None of the funds used by the Lender to finance the Loans include assets of any Plan, other than a Plan exempt from the coverage of ERISA.

                       ARTICLE VI - COVENANTS OF BORROWER

      For so long as any Revolving Loan remains unpaid, or this Agreement is in effect, the Borrower shall comply with the following covenants:

      Section 6.01. Preservation of Corporate Existence and Similar Matters. The Borrower shall preserve and maintain its corporate existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction in which the character of its properties or the nature of its businesses require such qualification or authorization and where the failure to be so qualified would reasonably be likely to have a Material Adverse Effect on the Borrower.

      Section 6.02. Compliance with Applicable Law. The Borrower shall comply with all Applicable Law, including the obtaining of all Governmental Approvals, except where non-compliance would not reasonably be likely to have a Material Adverse Effect on the Borrower.

      Section 6.03. Maintenance of Property . The Borrower shall protect and preserve all of its properties, and maintain in good repair, working order and condition all of its respective tangible properties, ordinary wear and tear excepted.

      Section 6.04. Use of Proceeds. The Borrower shall use the proceeds of the Revolving Loans for general corporate purposes.

      Section 6.05. Inspection of Books, Records, Properties. The Borrower shall allow the Lender, during normal business hours and following reasonable prior written notice, to inspect the books, records and properties of the Borrower and to discuss the business and financial affairs of the Borrower with representatives of the Borrower, including, without limitation, the Borrower's public accountants.

      Section 6.06. Information. The Borrower shall, from time to time, deliver to the Lender such data, certificates, reports, statements, documents or further information regarding the business, properties, condition (financial or otherwise), results of operations or performance of the Borrower as the Lender may reasonably request in writing.

      Section 6.07 Acceptable Equity Issuance. The Borrower shall notify the Lender promptly of the closing of an Acceptable Equity Issuance.

      Section 6.08 Notice of Default. Immediately upon the happening of any condition or event which constitutes an Event of Default, the Borrower shall furnish Lender with written notice specifying the nature and period of existence thereof and the action being taken or proposed to be taken with respect thereto.

      Section 6.09 Insurance. The Borrower shall maintain insurance policies and programs of a type and in amounts that are customary and appropriate for businesses similar to the business in which it is engaged.

      Section 6.10 Financial Statements Borrower shall furnish to lender:

             (a) at the same time as filed with the Borrower's Annual Report on Form 10-K for each fiscal year of the Borrower, (1) a copy of the audited consolidated balance sheet of the Borrower and its subsidiaries as at the end of such year and the related audited consolidated financial statements of income for such year, setting forth in each case in comparative form the figures for the immediately preceding year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Arthur Andersen LLP or other independent certified public accountants of nationally recognized standing and (2) a compliance certificate containing all information and calculations necessary for determining compliance with the financial covenant contained in Section 6.14 hereof as of the last day of such fiscal year; and

             (b) at the same time as filed with the Borrower's Quarterly Report on Form 10-Q for each of the first three fiscal quarterly periods of each fiscal year of the Borrower, (1) the unaudited consolidated balance sheet of the Borrower and its subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by the Chief Financial Officer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments and the omission of footnotes) and (2) a compliance certificate containing all information and calculations necessary for determining compliance with the financial covenant contained in Section 6.14 hereof as of the last day of such fiscal quarter.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or the Chief Financial Officer, as the case may be, and disclosed therein).

      Section 6.11 Payment of Indebtedness Borrower shall pay, discharge or otherwise satisfy at or before maturity all of its material indebtedness (other than trade debt and accounts payable), except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided in the financial statements of the Borrower.

      Section 6.12 Stock Acquisition Borrower shall not purchase, redeem, retire or otherwise acquire for value any of its shares of capital stock, or make any commitment to do so.

      Section 6.13 Capital Expenditures Borrower shall not make or commit to make any Capital Expenditures, except for Capital Expenditures of the Borrower and its subsidiaries in the ordinary course of business not exceeding $5,000,000 for the period commencing on the date hereof and ending on the Termination Date. For purposes of this Section 6.13, "Capital Expenditures" shall mean expenditures that are or should be capitalized in accordance with GAAP.

      Section 6.14 Consolidated Revenues Borrower shall have consolidated revenues of at least (1) $7,150,000 for the quarter ended September 30, 2000,
(2) $7,500,000 for the quarter ended December 31, 2000, (3) $7,900,000 for the quarter ended March 31, 2001 and (4) $8,300,000 for the quarter ended June 30, 2001.

                        ARTICLE VII - COVENANTS OF LENDER

      For so long as this Agreement is in effect, the Lender shall comply with the following covenants:

      Section 7.01. Preservation of Corporate Existence and Similar Matters. The Lender shall preserve and maintain its corporate existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction in which the character of its properties or the nature of its businesses require such qualification or authorization and where the failure to be so qualified would have a Material Adverse Effect on the Lender.

      Section 7.02. Compliance with Applicable Law. The Lender shall comply with all Applicable Law, including the obtaining of all Governmental Approvals, except where compliance would not have a Material Adverse Effect on the Lender.

      Section 7.03. Maintenance of Property . The Lender shall protect and preserve all of its properties, and maintain in good repair, working order and condition all of its respective tangible properties, ordinary wear and tear excepted.

                             ARTICLE VIII - DEFAULT

      Section 8.01. Events of Default. Each of the following shall constitute an Event of Default:

      (a) Default in Payment. The Borrower shall fail to pay the principal of, or interest on, any of the Revolving Loans, or any other amount due under the Loan Documents, when and as due (whether upon demand, at maturity, by reason of acceleration or otherwise) and such failure shall continue for a period of 10 Business Days after the date upon which the Borrower has received written notice of such failure from the Lender.

      (b) Misrepresentations. Any written statement, representation or warranty made by the Borrower under or pursuant to any Loan Document shall prove to have been incorrect or misleading in any material respect when made.

      (c) Default in Performance. The Borrower shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section and such failure shall continue for a period of 15 Business Days after the date upon which the Borrower has received written notice of such failure from the Lender.

      (d) Debt Cross-Default. The Borrower shall fail to pay when due and payable the principal of, or interest on, any indebtedness for money having an aggregate outstanding principal amount of $1,000,000 or more or the maturity of any such indebtedness shall have (i) been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such indebtedness or (ii) been required to be prepaid or repurchased prior to the stated maturity thereof.

      (e) Voluntary Bankruptcy Proceeding. The Borrower shall: (i) commence a voluntary case under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of, or commence any proceeding or other action under, any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; or (vii) take any corporate or similar action for the purpose of effecting any of the foregoing.

      (f) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower, in any court of competent jurisdiction seeking:
(i) relief under the Bankruptcy Code of 1978, as amended or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Borrower, or of all or any substantial part of its assets, and such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive calendar days, or an order granting any remedy or other relief requested in such case or proceeding against the Borrower (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

      Section 8.02. Remedies. Upon the occurrence of an Event of Default, the Lender may exercise any or all of the following rights and remedies:

      (a) Acceleration. If any Event of Default shall have occurred and be continuing, the Lender may: (i) declare the principal of, and accrued but unpaid interest on, the Revolving Loans at the time outstanding to be forthwith immediately due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in any Loan Document to the contrary notwithstanding and (ii) terminate this Agreement and the making of Revolving Loans hereunder (and the obligations of the Lender in respect thereof); provided, however, that if the Event of Default set forth in Section 8.01(e) or 8.01(f) hereof shall have occurred, all of the principal of, and accrued but unpaid interest on, the Revolving Loans shall become automatically due and payable and this Agreement and the making of Revolving Loans (and the obligations of the Lender in respect thereof) shall automatically terminate.

      (b) Other Remedies. The Lender may exercise any and all of its rights under any and all of the other Loan Documents and under any Applicable Law.

      Section 8.03. Rights Cumulative. The rights and remedies of the Lender under the Loan Documents shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. In exercising its rights and remedies the Lender may be selective and no failure or delay by the Lender in exercising any right shall operate as a waiver of such right, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

                           ARTICLE IX - MISCELLANEOUS

      Section 9.01. Notices. Unless otherwise provided herein, communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered as follows:

      If to the Borrower:

              HeadHunter.NET, Inc.
              333 Research Court
              Suite 200
              Norcross, Georgia 30092
              Attention: Chief Executive Officer
              Telecopy Number:  (770) 349-2401
              Telephone Number: (770) 349-2400

      If to the Lender:

              Omnicom Finance, Inc.
              437 Madison Avenue
              New York, New York 10022
              Attention: Chief Executive Officer
              Telecopy Number:  (212) 817-6557
              Telephone Number: (212) 415-3000

or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section. All such notices and other communications shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered, when delivered.

      Section 9.02. Indemnity; Expenses.

      (a) In consideration of the execution and delivery of this Agreement by Lender, the Borrower hereby indemnifies, exonerates and holds the Lender and each of its officers, directors, employees and agents (each an "Indemnitee") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements (collectively, the "Indemnified Liabilities"), incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to the execution, delivery, enforcement, performance and administration of this Agreement or any other Loan Document, except for Indemnified Liabilities arising for the account of a particular Indemnitee by reason of the relevant Indemnitee's gross negligence or wilful misconduct.

      (b) Without limiting the foregoing, the Borrower agrees to pay or reimburse the Lender for all costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable fees and disbursements of its counsel actually incurred.

      (c) The agreements in this Section 9.02 shall survive the payment in full of all Revolving Loans and the termination of this Agreement and the other Loan Documents for a period of one year after the termination of this Agreement and the other Loan Documents.

      Section 9.03. Litigation.

      (a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN THE BORROWER AND THE LENDER WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDER AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, THE NOTE, OR ANY OTHER LOAN DOCUMENT OR BY

REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN THE BORROWER AND THE LENDER OF ANY KIND OR NATURE.

      (b) EACH OF THE BORROWER AND THE LENDER HEREBY AGREES THAT THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF GEORGIA, ATLANTA DIVISION AND ANY STATE COURT LOCATED IN FULTON COUNTY, GEORGIA, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE BORROWER AND THE LENDER, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE LOANS, THE NOTE OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM. THE BORROWER AND THE LENDER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS. THE BORROWER AND THE LENDER EACH HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE BORROWER OR THE LENDER, AS APPLICABLE, AT ITS ADDRESS FOR NOTICES PROVIDED FOR HEREIN. SHOULD THE BORROWER OR THE LENDER FAIL TO APPEAR OR ANSWER ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THIRTY DAYS AFTER THE MAILING THEREOF, SUCH PARTY SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED AGAINST IT AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS.

      (c) EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME.

      (d) THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

      (e) THE FOREGOING WAIVERS HAVE BEEN MADE WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS AGREEMENT.

      Section 9.04. Amendments. Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement or in any Loan Document to be given by the Lender may be given, and any term of this Agreement or of any other Loan Document may be amended, and the performance or observance by the Borrower of any terms of this Agreement or such other Loan Document or the continuance of any Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Lender (and, in the case of an amendment to any Loan Document, the written consent of the Borrower).

      Section 9.05. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

      Section 9.06. Termination; Survival of Provisions. At such time as the Lender is not obligated under this Agreement to make any Revolving Loans, this Agreement shall terminate.

      Section 9.07. Counterparts. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

      Section 9.08. Entire Agreement. This Agreement, the Note, and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.

      Section 9.09. Construction. The Borrower and the Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Borrower and the Lender.

      Section 9.10. Benefits; Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither party may assign or otherwise transfer any of its rights under this Agreement without the prior written consent of the other party.

                            [Signature on Next Page]

      IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their authorized officers all as of the day and year first above written.

                                     HEADHUNTER.NET, INC.

                                     By: /s/ MARK PARTIN
                                        ----------------------------------------
                                         Name: Mark Partin
                                         Title: Chief Financial Officer

                                     OMNICOM FINANCE, INC.

                                     By: /s/ MAEVE C. ROBINSON
                                        ----------------------------------------
                                         Name: Maeve C. Robinson
                                         Title: Assistant Treasurer